Exhibit 99

Contacts:	Donna Sitkiewicz (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494

Kraft Foods Reports Progress on Growth Strategy

•          First quarter net revenues increased 5.7% to $8.6 billion; organic net revenues(1) grew 3.6%.

•          First quarter diluted EPS decreased 29.5% to $0.43; diluted EPS excluding items that affect comparability(2) decreased 2.2% to $0.44.

•          2007 guidance remains unchanged.

NORTHFIELD, Ill. — April 18, 2007 — Kraft Foods Inc. (NYSE: KFT) today reported solid first quarter revenue growth as the company began implementing its growth strategy.  Earnings excluding items affecting comparability declined reflecting investments in growth, including product quality, new business initiatives, systems and distribution infrastructure.

“The first quarter of 2007 was an eventful one for Kraft as we became independent from Altria and began executing the strategic plan we announced in February,” said Irene Rosenfeld, Chairman and Chief Executive Officer.  “While our first quarter results reflect continued improvement in several core categories, we still face many challenges.  We expect to see further progress, particularly in the second half of the year, as we set the stage for Kraft’s return to consistent growth.”

First quarter 2007 net revenues increased 5.7% to $8.6 billion reflecting a favorable 1.2 percentage point impact from the United Biscuits Iberia acquisition and a favorable 2.1 percentage point impact from currency. Divested businesses reduced net revenues 1.2 percentage points. Organic net revenues grew 3.6% reflecting volume growth of 1.2 percentage points led by North America Snacks & Cereals and Convenient

(1)             The company’s top-line guidance measure is organic net revenues, which excludes the impacts of acquisitions, divestitures and currency.

(2)             The company is presenting various operating results, such as operating income, operating income margin, effective tax rate, net earnings and diluted EPS on both a reported basis and on a basis excluding items that affect comparability of results. The term “items” refers to asset impairment, exit and implementation costs; gains and losses on the sales of businesses; interest from tax reserve transfers from Altria Group, Inc.; and the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006.  Management believes these non-GAAP measures are useful to investors because they provide an additional comparison of year-to-year results.  A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s website, www.kraft.com.

Meals, European Union and Developing Markets(3), as well as favorable product mix of 2.2 percentage points from solid gains across most businesses.

First quarter 2007 diluted earnings per share were $0.43, down 29.5% from $0.61 in 2006.  During first quarter 2007, the company incurred $0.03 per diluted share ($88 million before taxes) in asset impairment, exit and implementation costs against its cost restructuring program, which was offset by the recognition of one-time interest income of $0.03 per diluted share ($77 million before taxes) from tax reserve transfers of $375 million from Altria Group, Inc. (NYSE: MO) primarily related to the spin-off from Altria.

Items Affecting Diluted EPS Comparability

	First Quarter
	2007		2006		Growth (%)
Reported Diluted EPS	$0.43		$0.61		(29.5)%

Asset Impairment, Exit, and Implementation Costs	0.03		0.09

Interest from tax reserve transfers from Altria Group, Inc.	(0.03)

(Favorable) resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit			(0.24)

Diluted EPS excluding items	$0.44	*	$0.45	*	(2.2)%

* Does not add due to rounding.

First quarter diluted earnings per share excluding items declined 2.2% to $0.44 in 2007.  Diluted earnings per share excluding items reflect a $0.01 benefit from share repurchase activity offset by a $0.01 negative impact from prior year income from divested operations and a negative $0.01 impact from an increase in the company’s tax rate compared to 2006.

Operating income increased 10.3% from the prior year to $1.1 billion.  Operating income excluding items declined 3.0% as the benefits of revenue growth were offset by a $35 million impact from previously completed divestitures.  First quarter operating income margin excluding items decreased to 14.0% in 2007 from 15.2% in 2006 reflecting favorable product mix that was offset by higher investments in marketing and quality improvements, investments in systems and distribution infrastructure, higher input costs and prior year divested operations.

(3)             The Developing Markets segment includes results of the Eastern Europe, Middle East & Africa (EEMA), Latin America and Asia Pacific regions.  This segment was formerly called Developing Markets, Oceania & North Asia.

The company’s tax rate in first quarter 2007 was 33.6%.  The company’s effective tax rate excluding items was 32.3% in first quarter 2007 compared to an effective tax rate of 30.8% in first quarter 2006.

During the first quarter, the company repurchased 5.9 million of its shares at a total cost of $187 million.  A new $5.0 billion share repurchase plan went into effect immediately following the company’s spin-off from Altria Group, Inc.

Discussion of Results by Segment

	First Quarter (% growth)
	Net Revenues	Organic Net Revenues	Operating Income	Operating Income Excluding Items

Total Kraft	5.7%	3.6%	10.3%	(3.0)%

North America	1.0	2.8	7.5	(4.3)
Beverages	3.9	3.9	(5.4)	(5.3)
Cheese & Foodservice	(0.1)	0.5	(4.9)	(2.8)
Convenient Meals	2.6	4.8	(8.5)	(9.2)
Grocery	(1.4)	—	(2.0)	(2.8)
Snacks & Cereals	0.4	4.1	74.6	(2.0)

European Union	19.3	2.9	(8.5)	3.3

Developing Markets	11.9	8.9	100+	13.6

North America Beverages organic net revenues grew 3.9% primarily driven by favorable product mix in powdered beverages and coffee.  The introduction of Crystal Light with antioxidants and functional benefits as well as the continued success of single-serve sticks led to strong powdered beverage growth.  Coffee benefited from continued strong performance in premium brands including Starbucks, Gevalia and Tassimo partially offset by volume declines in mainstream coffee.  Operating income excluding items declined 5.3% as revenue growth from favorable product mix was offset by incremental investments behind new products and higher green coffee costs.

North America Cheese & Foodservice organic net revenues grew 0.5% reflecting solid cheese volume gains and Foodservice price increases that were partially offset by lower Foodservice volume from the discontinuation of lower margin product lines.  Cheese gains were driven by growth in cream cheese, including the introduction of Philadelphia Ready-to-Eat Cheesecake, gains in snacking cheese as well as topping cheese from the introduction of Grate It Fresh.  Operating income excluding items declined 2.8% as the contribution from organic revenue growth was offset by higher marketing support.

North America Convenient Meals organic net revenues grew 4.8% from a combination of favorable product mix from new product introductions, higher volume driven by quality improvements and market share gains in the deli meats and macaroni and cheese categories.  New product gains reflected the ongoing success of Kraft Easy-Mac cups and new varieties of California Pizza Kitchen pizzas, the introduction of Oscar Mayer Deli Creations sandwiches and the recent launch of DiGiorno Ultimate pizza.  Strong volume gains were driven by recent quality investments in Kraft macaroni and cheese and DiGiorno and Tombstone pizzas.  Operating income excluding items declined 9.2% as gains from organic revenue growth were offset by investments in quality, manufacturing capacity and marketing support as well as $12 million in prior year income from divested operations.

North America Grocery organic net revenues were flat compared to prior year.  Growth and market share gains in better-for-you snacks such as Jell-O sugar-free ready-to-eat pudding and sugar-free Cool Whip topping were offset by category weakness and share declines in Kraft salad dressings.  Operating income excluding items declined 2.8% due to unfavorable product mix and lower volume.

North America Snacks & Cereals organic net revenues grew 4.1% behind solid volume and mix gains primarily in cookies and crackers.  Cookie growth reflected new product successes in the Chips Ahoy! and Newtons franchises that were partially offset by lower Oreo volume due to a recent price increase.  Strong cracker growth was driven by new products in Wheat Thins and Triscuit.  Operating income excluding items declined 2.0% as gains from organic revenue growth and lower manufacturing costs were offset by $24 million in prior year income from divested operations as well as investments in quality and growth initiatives.

European Union organic net revenues grew 2.9% reflecting strong chocolate revenues across most markets behind new Milka and Freia Marabou products as well as growth in premium offerings such as Cote d’Or.  In coffee, increased promotional spending to counter price-based competition in mainstream roast and ground coffee offset growth in Tassimo.  The addition of the United Biscuits businesses contributed 6.6 percentage points to reported net revenue growth and favorable currency added 9.8 percentage points.  Operating income excluding items increased 3.3% as revenue growth was partially offset by higher promotional and marketing expenses as well as higher green coffee costs.

Developing Markets organic net revenues grew 8.9% led by double-digit growth in Eastern Europe, Middle East & Africa (EEMA) and Latin America.  Gains in EEMA were driven by Jacobs and Carte Noire soluble coffee.  In Latin America, strong revenue growth was driven by new products and increased marketing support in all three core categories: chocolate, biscuits and powdered beverages.  These gains were partially offset by lower revenue in Asia Pacific due to volume declines in Australia, primarily in cheese.  Operating income excluding items was up 13.6% as the contribution from strong revenue growth was partially offset by incremental investments in marketing and distribution as well as higher input costs.

2007 Outlook

The company confirmed its guidance for 2007.  The company expects organic net revenue growth of 3%-4% for the full year and fully diluted EPS in the range of $1.50 to $1.55, or $1.75 to $1.80 excluding items.

Reflected in this guidance, the company expects to incur costs of approximately $625 million in 2007, or $0.25 per fully diluted share, under its previously announced cost restructuring program.  Additionally, the company continues to expect cumulative savings from the program to reach approximately $700 million by year-end.  To date, cumulative savings from this cost restructuring program on an annualized basis to date totaled approximately $615 million, up from approximately $540 million at the end of 2006.

Also reflected in its guidance, the company continues to expect its 2007 full-year effective tax rate excluding items to average 35.5%.  The company’s effective tax rate was 32.3% in first quarter 2007 reflecting the benefit of consolidation with Altria Group, Inc. during the quarter.

*     *     *

Kraft Foods will host a conference call for investors to review its results at 5 p.m. ET on April 18, 2007.  Access to a live audio webcast is available at www.kraft.com and a replay of the conference call will be available on the company’s web site.

Kraft Foods (NYSE: KFT) is one of the world’s largest food and beverage companies with annual revenues of more than $34 billion.  For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including seven brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Post cereals; Nabisco cookies and crackers;

Jacobs coffees and Milka chocolates.  Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor’s 100 and 500 indexes.  The company also is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index.  For more information, visit the company’s website at www.kraft.com.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning.  One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward looking statement made by or on behalf of the company.  These factors include: (a) the effect on the company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales of businesses that are less of a strategic fit within the company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the company’s customers; (g) the company’s access to credit markets, borrowing costs and credit ratings; (h) the company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; and (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans fatty acids.  Developments in any of these areas could cause the company's results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the company’s forward-looking statements, see the company’s filings with the Securities and Exchange Commission, including the company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward looking statement.

Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods.  More specifically, management believes these non-GAAP measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company uses organic net revenues and corresponding growth ratios as non-GAAP measures.  Organic net revenues is defined as net revenues excluding the impacts of acquisitions, divestitures and currency.  Management believes this measure better reflects revenues on a go-forward basis and provides improved comparability of results.  The company also uses non-GAAP measures when presenting operating results, such as operating income; operating income margin; effective tax rate; net earnings and diluted earnings per share; as excluding items.  The term “items” refers to asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”).  These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program.  Other excluded items pertain to asset impairment charges on certain long-lived assets; gains and losses on the sales of businesses; interest from tax reserve transfers from Altria Group, Inc.; and the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006.

See the attached schedules for supplemental financial data and corresponding reconciliations to GAAP financial measures for the quarter ended March 31, 2007, and March 31, 2006.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use.

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Schedule 1

KRAFT FOODS INC.

Condensed Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)  (Unaudited)

	As Reported (GAAP)(1)			Excluding Items (Non-GAAP)(1)
	2007	2006	% Change	2007	2006	% Change

Net revenues	$8,586	$8,123	5.7%	$8,586	$8,123	5.7%

Cost of sales	5,535	5,191	6.6%	5,530	5,185	6.7%

Gross profit	3,051	2,932	4.1%	3,056	2,938	4.0%

Marketing, administration & research costs	1,822	1,667	9.3%	1,806	1,660	8.8%

Other income / (expense), net	55	205	(73.2)%	—	—	—

Amortization of intangibles	2	2	0.0%	2	2	0.0%

Corporate expenses & minority interest	50	41	22.0%	50	41	22.0%

Operating income	1,122	1,017	10.3%	1,198	1,235	(3.0)%

Interest & other debt expense, net	64	96	(33.3)%	141	142	(0.7)%

Earnings before income taxes	1,058	921	14.9%	1,057	1,093	(3.3)%

Provision for income taxes	356	(85)	100.0+ %	341	337	1.2%

Effective tax rate	33.6%	(9.2)%	100.0+ %	32.3%	30.8%	4.9%

Net earnings	$702	$1,006	(30.2)%	$716	$756	(5.3)%

Earnings per share:
Basic	$0.43	$0.61	(29.5)%	$0.44	$0.46	(4.3)%
Diluted	$0.43	$0.61	(29.5)%	$0.44	$0.45	(2.2)%

Average shares outstanding
Basic	1,627	1,657		1,627	1,657
Diluted	1,636	1,662		1,636	1,662

Gross margin	35.5%	36.1%		35.6%	36.2%
Operating income margin	13.1%	12.5%		14.0%	15.2%

(1)                Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available on www.kraft.com

Schedule 2

KRAFT FOODS INC.
Reconciliation of GAAP and Non-GAAP Information
Net Revenues
For the Quarters Ended March 31,
($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume	Mix	Price
2007 Reconciliation

Beverages	$826	$0	$0	$0	$826	3.9%	3.9%	0.4pp	3.5pp	0.0pp
Cheese & Foodservice	1,468	(1)	—	2	1,469	(0.1)%	0.5%	(0.5)	0.2	0.8
Convenient Meals	1,246	—	—	—	1,246	2.6%	4.8%	1.9	2.5	0.4
Grocery	623	—	—	1	624	(1.4)%	0.0%	(0.5)	(0.5)	1.0
Snacks & Cereals	1,539	(9)	—	—	1,530	0.4%	4.1%	2.8	2.0	(0.7)
North America	$5,702	($10)	$0	$3	$5,695	1.0%	2.8%	0.8	1.8	0.2
European Union	1,750	—	(97)	(144)	1,509	19.3%	2.9%	3.0	1.9	(2.0)
Developing Markets(1)	1,134	—	—	(31)	1,103	11.9%	8.9%	1.7	3.6	3.6
Kraft Foods	$8,586	($10)	($97)	($172)	$8,307	5.7%	3.6%	1.2pp	2.2pp	0.2pp

2006 Reconciliation

Beverages	$795	$0	$0	$0	$795
Cheese & Foodservice	1,469	(7)	—	—	1,462
Convenient Meals	1,214	(25)	—	—	1,189
Grocery	632	(8)	—	—	624
Snacks & Cereals	1,533	(63)	—	—	1,470
North America	$5,643	($103)	$0	$0	$5,540
European Union	1,467	—	—	—	1,467
Developing Markets(1)	1,013	—	—	—	1,013
Kraft Foods	$8,123	($103)	$0	$0	$8,020

(1)                The Developing Markets segment includes results of the Eastern Europe, Middle East and Africa (EEMA), Latin America and Asia Pacific regions. This segment was formerly called Developing Markets, Oceania & North Asia (DMONA).

Schedule 3

KRAFT FOODS INC.
Reconciliation of GAAP and Non-GAAP Information
Operating Income
For the Quarters Ended March 31,
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs— Restructuring	Asset Impairments— Non-Restructuring	(Gains)/ Losses on Sales of Businesses	Excluding Items (Non-GAAP)	As Reported (GAAP)	Excluding Items (Non-GAAP)
2007 Reconciliation

Beverages	$139	$3	$0	$0	$142	(5.4)%	(5.3)%
Cheese & Foodservice	193	14	—	—	207	(4.9)%	(2.8)%
Convenient Meals	183	14	—	—	197	(8.5)%	(9.2)%
Grocery	200	5	—	—	205	(2.0)%	(2.8)%
Snacks & Cereals	248	8	—	(12)	244	74.6%	(2.0)%
North America	$963	$44	$0	($12)	$995	7.5%	(4.3)%
European Union	118	37	—	—	155	(8.5)%	3.3%
Developing Markets(1)	93	7	—	—	100	100.0+ %	13.6%
Corporate Items	(52)	—	—	—	(52)	20.9%	20.9%
Kraft Foods Operating Income	$1,122	$88	$0	($12)	$1,198	10.3%	(3.0)%

2006 Reconciliation

Beverages	$147	$3	$0	$0	$150
Cheese & Foodservice	203	10	—	—	213
Convenient Meals	200	17	—	—	217
Grocery	204	6	—	1	211
Snacks & Cereals	142	6	99	2	249
North America	$896	$42	$99	$3	$1,040
European Union	129	21	—	—	150
Developing Markets(1)	35	42	11	—	88
Corporate Items	(43)	—	—	—	(43)
Kraft Foods Operating Income	$1,017	$105	$110	$3	$1,235

(1)                The Developing Markets segment includes results of the Eastern Europe, Middle East and Africa (EEMA), Latin America and Asia Pacific regions. This segment was formerly called Developing Markets, Oceania & North Asia (DMONA).

Schedule 4

KRAFT FOODS INC.
& Subsidiaries
Condensed Balance Sheets
($ in millions)

	March 31,	December 31,	March 31,
	2007	2006	2006
Assets
Cash & cash equivalents	$251	$239	$267
Receivables	3,977	3,869	3,431
Inventory	3,881	3,506	3,587
Other current assets	743	640	1,033
Property, plant & equipment, net	9,624	9,693	9,780
Goodwill	25,411	25,553	24,663
Other intangible assets, net	10,048	10,177	10,436
Other assets	1,879	1,897	4,617

Total assets	$55,814	$55,574	$57,814

Liabilities & Shareholders’ Equity
Short-term borrowings	$2,046	$1,715	$1,102
Current portion of long-term debt	1,415	1,418	1,269
Due to Altria Group, Inc.	449	607	472
Accounts payable	2,574	2,602	2,020
Other current liabilities	3,943	4,131	3,838
Long-term debt	7,081	7,081	8,476
Deferred income taxes	3,824	3,930	5,959
Other long-term liabilities	5,753	5,535	4,701

Total liabilities	27,085	27,019	27,837

Total shareholders’ equity	28,729	28,555	29,977

Total liabilities & shareholders’ equity	$55,814	$55,574	$57,814